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                                                               Exhibit 99.1


                           THE DEWOLFE COMPANIES, INC.
                                80 HAYDEN AVENUE
                            LEXINGTON, MA 02421-7962

                                                      August 20, 2002


         To:      The Holders of Options to Purchase
                  Common Stock of The DeWolfe Companies, Inc.

         On August 14, 2002, Timber Acquisition Corporation (the "Purchaser"), a wholly-owned subsidiary of NRT Incorporated and an indirect subsidiary of Cendant Corporation, commenced a tender offer to purchase all of the outstanding shares of The DeWolfe Companies, Inc. (the "Company") at a price of $19.00 per share. The offer is currently scheduled to expire at 12:00 midnight on September 11, 2002, with an anticipated closing date, subject to the satisfaction or waiver of certain conditions described in the offer to purchase, of September 12, 2002 (the "Tender Offer Closing Date"). Following the closing of the tender offer, the Company will be merged with the Purchaser and cease to exist as an independent public entity. In connection with the tender offer and the merger, on the Option Cancellation Date (as defined below), your options will be cancelled in exchange for a cash payment. You should have received a package of materials describing the tender offer and subsequent merger, which package was sent to all stockholders of the Company. If you did not receive this information, please contact Mellon Investor Services LLC at 1-888-628-0006 and a copy of these materials will be sent to you.

         Included with this letter is a statement from Equiserve, Inc., the administrator of the Company's option plans, that sets out (i) the total number of options to purchase shares of the Company's common stock that you currently hold, (ii) the exercise prices of your options, and (iii) the number of your options that have vested as of August 19, 2002. If you have any questions regarding your options, please call the Equiserve's Customer Service Department at (201) 222-4400.

         YOU DO NOT NEED TO EXERCISE YOUR OPTIONS IN ORDER TO RECEIVE PAYMENT IN RESPECT OF SUCH OPTIONS. Pursuant to the terms of a merger agreement between the Company and the Purchaser, and as permitted under the terms of the applicable option plans and agreements, the Company will make a cash payment to you in consideration of the cancellation of your options immediately prior to the earlier to occur (the "Option Cancellation Date") of (i) the Tender Offer Closing Date, if at least 80% of the outstanding shares are tendered in the tender offer or (ii) the effective time of the merger of the Purchaser with the Company, if less than 80% of the outstanding shares are tendered in the tender offer. The amount of such payment (which is referred to as the "Profit Payment") will be equal to, on a per share basis, the $19.00 offer price less (x) the exercise price of each of your outstanding unexercised options (all of which will have become vested as of the Tender Offer Closing Date) and (y) any applicable withholding and excise taxes. This payment is economically equivalent to exercising your options and then tendering the shares in the offer. The Profit Payment will be sent to you at your address as listed in the Company's records.

         TO ENSURE THAT YOU RECEIVE THE PROFIT PAYMENT IN A TIMELY MANNER, PLEASE SIGN THIS LETTER AND RETURN IT TO THE COMPANY IN THE POSTAGE PAID ENVELOPE THAT IS INCLUDED WITH THIS LETTER BEFORE 5:00 P.M. ON SEPTEMBER 10, 2002.

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         Please note that each optionee will recognize the amount of the Profit
Payment as ordinary income. Optionees are encouraged to consult their tax advisors to determine the tax consequences of receiving the Profit Payment.


                                         THE DEWOLFE COMPANIES, INC.

                                         /s/ RICHARD B. DEWOLFE

                                         Richard B. DeWolfe
                                         Chairman and Chief Executive Officer

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         The undersigned has reviewed this letter with respect to all of the undersigned's outstanding vested and unvested options to acquire shares of the Company's common stock which remain outstanding and unexercised on the Tender Offer Closing Date. In connection with the payment of the Profit Payment, the Company is released by the undersigned from any and all further obligations or liabilities with respect to the rights and privileges of the undersigned under all option plans and option agreements to which the undersigned is a party.

                                            Dated __________, 2002


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                                            (Please Type or Print Name)


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                                            (Signature)



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